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                                                                EXHIBIT 10(f)
                                                                -------------


               BONUS PLAN FOR EXECUTIVES OF TITMUS OPTICAL, INC.
                    AND UVEX SAFETY, INC. FOR 1996 AND 1997

                                August 19, 1996

The Board of Directors of Bacou USA, Inc. ("BACU") has approved and adopted a Bonus Plan for certain executives at Titmus Optical, Inc. ("TOI") and Uvex Safety, Inc. ("USI") for 1996 and 1997. The Bonus Plan applies to the President and all Vice Presidents at TOI and to all Vice Presidents at USI and will be administered by the Compensation Committee of the Board of Directors of BACU. The Bonus Plan would apply to executives at or above the Vice President level at any subsequently acquired companies.

The annual bonus for each covered executive will be determined based upon the following criteria:

1. The operating profit of the subsidiary, before interest on intercompany debt. At USI it would be the operating profit shown; and at TOI the operating profit would be reduced by an annual rent assumption minus building depreciation. The rent assumption for TOI should be the square footage of the building multiplied by the USI base rent per square foot.

     If the operating profit is:

     -  up to 5%                 = no bonus is being paid under this criteria
     -  above 5%, up to 10%      = 5% of base salary will be paid
     -  above 10%, up to 15%     = 7% of base salary will be paid
     -  above 15%, up to 20%     = 10% of base salary will be paid
     -  above 20%, up to 25%     = 13% of base salary will be paid
     -  above 25%, up to 30%     = 17% of base salary will be paid
     -  above 30%, up to 35%     = 20% of base salary will be paid
     -  above 35%                = 25% of base salary will be paid


2. The growth of the subsidiary's sales, determined by comparing the sales for the bonus year against the prior fiscal year, with an additional bonus equal to one of the following amounts:

     -  up to 5.0                = no bonus is being paid under this criteria
     -  above 5%, up to 10%      = 5% of base salary will be paid
     -  above 10%, up to 15%     = 7% of base salary will be paid
     -  above 15%                = 10% of base salary will be paid


3. The growth of the subsidiary's operating profit, determined by comparing the operating profit for the bonus year against the prior fiscal year, with an additional bonus equal to one of the following amounts:

     -  growth up to 5%                 = no bonus is being paid under this
                                          criteria
     -  growth above 5%, up to 10%      = 5% of base salary will be paid
     -  growth above 10%, up to 15%     = 10% of base salary will be paid
     -  growth above 15%                = 15% of base salary will be paid


4. Discretionary special bonus for engagements in addition to an executive's main job, as per the recommendation of the CEO of BACU.


5. Discretionary adjustment (up and down) of the amounts determined under paragraphs 1-3 as per the recommendation of the CEO of BACU.